Exhibit 3.355
STATE OF MARYLAND
ARTICLE OF INCORPORATION
THIS IS TO CERTIFY:
FIRST: That we James R. Strohecker, whose address is 1280 [ILLEGIBLE] Road, St. Leonard, NO 20685, Gregory G. Strott, whose address is 755 Seone Drive, Annapolis, NO 21401, and Robert L. Snufelt, whose address is 23-21 Bay City, Stevensville, NO 21666, being at least twenty-one years of age, and with the intention of forming a corporation under and by virtue of the General Laws of the State of Maryland, do hereby sign and acknowledge these Articles of Incorporation of GLJ EQUIPMENT COMPANY, INCORPORATED.
SECOND: The Name of the Corporation (which is hereinafter called the Corporation) is GLJ EQUIPMENT COMPANY, INCORPORATED.
THIRD: The purpose for which the Corporation is formed and the business or objects to be carried on and promoted by it are as follows:
(1)	To purchase, sell, rent or lease any and all types of Real Estate,

(2)	To manufacture, purchase and deal in at wholesale or retail, any and all kinds and types of material, supplies and equipment for any and all kinds and types of construction work, whether building or otherwise.

(3)	To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account, or deal with all or any part of the property of the Corporation.

(4)	To build, erect, construct, alter, reconstruct and improve any and all buildings and structures upon any lands or water, whatsoever.

(5)	To acquire, build, charter, buy, lease, rent, operate and use vehicles of any kind or character.

(6)	To apply for, obtain, register, purchase, lease or otherwise acquire or own any concessions, rights, options, patents, patent rights, priviledges, inventions, processes, copyrights, trademarks, trade names, or any right, option or contract in relation thereto to develop, maintain, lease sell, transfer, license, dispose of, use, operate or manufacture under or in any otherwise deal in and with the same; and perform, carry out and fulfill the terms and conditions of any option or contract in relation thereto.

(7)	To acquire by purchase, subscription or otherwise, and to hold, sell, own, negotiate, deal in, exchange, transfer, mortgage, pledge or otherwise dispose of any shares of the capital stock, scrip or any voting trust certificates in respect of the capital stock, or any bonds, mortgages, securities, or their evidence of indebtedness issued or grasted by any other corporation, joint stock company or association public or private, or of the Government of the united States, or any State, territory, municipality or other political subdivision, and to issue in exchange therefor, in the same manner provided by law, shares of the capital stock, bonds, or other obligations of the Corporation; and while the holder or owner of any such shares of capital stock, scrip, voting trust certificates, bonds, mortgage or other securities or evidence indebtedness, to possess and exercise in respect thereof any and all rights, power, and priviledges of ownership, including the right to vote thereon.

(8)	To acquire by purchase, lease or otherwise to own, use and operate factories, shops, manufacturing plants, including lands, buildings, machinery, equipment and appliances, stores and other properties within and without the State of Maryland, which may be useful to accomplish any and all of the purposes of carrying on any of the business of the character hereinbefore referred to.

(9)	To acquire by purchase, lease, exchange or otherwise real and personal property without limit in the State of Maryland or other states or other territories of the united States and to hold, use, pledge, mortgage, sell or otherwise dispose of any property, real and personal, owned by it.

(10)	To enter into, make and perform contracts without limit as to the character or amount, execute, issue and endorse drafts, bills of exchange and negotiable instruments of all kinds, as permitted by law.

(11)	To borrow money for any of the purposes of this Corporation, and to issue bonds, debentures, debenture stocks, notes or other obligations, and to secure the same by pledge or mortgage of the whole or any part of the property of this Corporation whether real or personal or to issue bonds.

(12)	To purchase, hold and reissue the shares of its capital stock in such manner as the Board of Directors any from time to time determine.

(13)	To have one or more offices and places of business and to carry on all or any part of its operations or business, without restrictions or limit as to amount of places in any of the cities, districts or territories of the United States, subject to the laws of such state, district or territory [ILLEGIBLE].

(14)	To engage in the general real [ILLEGIBLE] business manage properties and engage in appraisals of real estate for other than said Corporation.

(15)	To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares of other interests in, or obligations of, other corporations of this State, of foreign corporations, and of associations, partnerships, and individuals.
The aforegoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to, or in reference form the terms of any other clause of this or any other article of this certificate of incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as objects and purposes. The corporation shall be authorized to exercise and enjoy all the powers, rights and privileges granted to or conferred upon corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the [ILLEGIBLE] of the foregoing powers shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.
FOURTH: The post office address of the principal office of the Corporation in this state is 755 Sonne Drive, Annapolis, Maryland 21401. The Resident Agent is an individual actually residing in this state and is a citizen of this state. Said resident agent for the Corporation is Gregory G. Street, whose post office address is 755 Sonne Drive, Annapolis, Maryland 21401.
FIFTH: The number of directors of the Corporation shall be three (3); and the names of the Directors of the Corporation, who shall act until the first annual meeting of the Directors, or until their successor’s are duly chosen and qualify are: James R. Strohecker, Gregory G. Strott and Robert L. Shufelt.
SIXTH: The total number of shares of stock which the Corporation has authorized to issue is Five Thousand Shares without per value, all of one class.
SEVENTH: The following provision is hereby adopted for the purpose of defining. Limiting and regulating the powers of the Corporation, of the Directors and the Stockholders:

(1)	The Board of Directors of the Corporation is hereby on-powered to authorize the issuance, from time to time, of shares of its stock of one class, whether now or hereafter authorized, and securities convertible into shares of its stock of one class, whether now or hereafter authorized, for such consideration as the said Board of Director may does advisable, subject to such limitation and restrictions, if any, as may be set forth in the bylaws of the Corporation.
EIGHTH: The duration of the Corporation shall be perpetual.
In WITNESS HEREOF, I have signed those Articles of Incorporation on the 4th day of October, 1990.
WITNESS:

/s/ [ILLEGIBLE]	/s/ James R. Strohecker JAMES R. STROHECKER

(SEAL)

/s/ Gregory G. Strott GREGORY G. STROTT

/s/ Robert L. Shufelt ROBERT L. SHUFELT
STATE OF MARYLAND, COUNTY OF PRINCE GEORGE, to wit:
     I HEREBY CERTIFY, that on this 10 day of October therefore no, a Notary Public of the State of Maryland, in and for the aforesaid County personality appeared JAMES R. STROHECKER, GREGORY G. STROTT and ROBERT L. SHUFELT, the acknowledged the signing of the foregoing Articles of Incorporation to be their act.
AS WITNESS my hand and notarial seal.

/s/ [ILLEGIBLE] NOTARY PUBLIC
My Commission Expires My Commission Expires March 1, 1994